Exhibit 99.1

News Release

Contact:
Juan José Orellana
Investor Relations
Molina Healthcare, Inc.
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
FIRST QUARTER 2007 RESULTS

Long Beach, California (May 1, 2007) - Molina Healthcare, Inc. (NYSE: MOH) today announced its financial results for the quarter ended March 31, 2007.

Net income for the quarter increased to $9.6 million, or $0.34 per diluted share, compared with net income of $8.6 million, or $0.31 per diluted share, for the quarter ended March 31, 2006. The impact of the Company’s Indiana operations, where all members were transferred to other health plans effective January 1, 2007, was immaterial on first quarter results for both 2007 and 2006.

Commenting on the results, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, Inc., said, “The year is proceeding as we expected. We believe we are off to a good start. Excluding Indiana, our overall enrollment increased during the quarter, and our initiatives to improve the California health plan’s performance are gaining traction. While the medical costs in our Ohio and Texas start-up operations are high as anticipated, we are pleased by the strong results of our Washington health plan in the quarter.”

Guidance
The Company confirms the guidance it had issued on January 18, 2007, for earnings per diluted share for fiscal year 2007 in the range of $1.75 to $1.90.

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MOH Announces First Quarter Results

May 1, 2007

Financial Results - Comparison of Quarters Ended March 31, 2007 and 2006

Premium revenue for the first quarter of 2007 was $556.2 million, an increase of $106.9 million, or 23.8%, over premium revenue for the first quarter of 2006 of $449.3 million. The increase in premium revenue in the first quarter of 2007 was driven by increased membership in the Company’s Ohio and Texas start-up health plans and by the acquisition of Cape Health Plan in Michigan effective May 15, 2006. The Ohio health plan contributed $74.9 million in premium revenue in the first quarter of 2007, an increase of $64.8 million from a year ago. The Texas health plan, which commenced operations in September 2006, contributed $14.5 million in premium revenue in the first quarter of 2007. The premium revenue from the Company’s Michigan health plan increased $46.1 million due primarily to the acquisition of Cape Health Plan. The Indiana health plan, where the Company ceased serving members effective January 1, 2007, contributed no premium revenue in the first quarter of 2007 and $13.6 million in premium revenue in the first quarter of 2006.

Medical care costs as a percentage of premium revenue (the medical care ratio) increased to 85.7% in the first quarter of 2007 from 85.3% in the first quarter of 2006. Sequentially, the Company’s overall medical care ratio increased from 85.1% in the fourth quarter of 2006, an increase that was consistent with both the Company’s previously disclosed expectations and the seasonal fluctuations in medical costs it has experienced in the past.

The Company has previously stated its expectation that the medical care ratios of its Ohio and Texas start-up health plans would be substantially higher than those historically experienced by the Company as a whole. The medical care ratios reported by the Ohio and Texas health plans for the first quarter of 2007 were 92.4% and 92.3%, respectively. Medical care ratios for both Ohio and Texas in the first quarter of 2007 were consistent with the Company’s expectations. The Company continues to believe that the medical care ratio for the Ohio health plan will decrease as a result of growth in membership in lower cost regions of that state and that the medical care ratio in Texas will improve as members are more fully transitioned into a managed care environment.

Excluding the Company’s Ohio, Texas, and Indiana health plans, the Company’s medical care ratio of 84.4% during the first quarter of 2007 represents a decrease from the medical care ratio of 85.1% in the first quarter of 2006, and a slight increase from the sequential medical care ratio of 84.1% in the fourth quarter of 2006.

The Company’s health plans in California and Washington reported lower medical care ratios in the first quarter of 2007 when compared with the same period in 2006, while the Company’s Michigan health plan reported an increase in its medical care ratio.

The California health plan’s medical care ratio declined to 82.1% in the first quarter of 2007 compared with 83.5% in the first quarter of 2006 and 89.3% in the fourth quarter of 2006. The California health plan benefited from a modest rates increase of approximately 2.5% between the fourth quarter of 2006 and the first quarter of 2007, and lower medical costs resulting from efforts to renegotiate provider contracts that were undertaken in the second half of 2006. The Company had previously reported its expectation that per member per month revenues in California would increase by approximately 1.75% in 2007.

The Washington health plan reported a decrease in its medical care ratio to 81.0% in the first quarter of 2007 compared with 85.3% in the first quarter of 2006, principally due to lower hospital and specialty costs. The Washington health plan’s medical care ratio increased from 79.5% in the fourth quarter of 2006, a pattern consistent with past seasonal fluctuations.

The Michigan health plan reported an increase in its medical care ratio to 84.5% for the first quarter of 2007 compared with 77.1% for the first quarter of 2006 and 78.7% for the fourth quarter of 2006. The higher medical care ratio is due to the inclusion of Cape Health Plan membership in the first quarter results and higher primary care capitation rates.

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MOH Announces First Quarter Results

May 1, 2007

The Company’s days in claims payable were 54 days at March 31, 2007, 57 days at December 31, 2006, and 57 days at March 31, 2006. The Company had previously disclosed its expectation that days in claims payable would decline as it began paying claims associated with the Ohio and Texas start-up health plans that previously had been reported as part of the Company’s incurred but not reported claims liability. Additionally, the run out of the Indiana health plan’s claims liability and a shift to capitation contracts (which constituted 18.5% of medical costs in the first quarter of 2007 and 14.6% of medical costs in the first quarter of 2006) also lowered days in claim payable.

General and administrative expenses were $63.4 million for the first quarter of 2007 as compared with $51.2 million for the first quarter of 2006, representing 11.3% of total revenue for both periods.

Core G&A expenses (defined as G&A expenses less premium taxes) increased $5.9 million year-over-year, but decreased as a percentage of revenue to 7.9% from 8.5% in the first quarter of 2006. The decline in Core G&A as a percentage of total revenue is consistent with the Company’s previously stated expectation that Core G&A would be flat in 2007 on a per member per month basis but would decline as a percentage of revenue.

Depreciation and amortization expense increased by $1.7 million compared with the first quarter of 2006. Depreciation expense increased by $0.7 million in the first quarter of 2007 due to investments in infrastructure. Amortization expense increased by $1.0 million in the first quarter of 2007, primarily due to the Cape Health Plan acquisition in Michigan.

Investment income during the first quarter of 2007 totaled $6.7 million as compared with $4.1 million in the first quarter of 2006, an increase of $2.6 million as a result of higher invested balances and higher rates of return.

Income taxes were recognized in the first quarter of 2007 based upon an effective tax rate of 38.0% as compared with an effective tax rate of 37.5% in the first quarter of 2006. The increase in the effective tax rate in the first quarter of 2007 was due to an increase in that portion of the Company’s net income earned by subsidiaries that are subject to state income tax, coupled with the dilution of economic development credits in California due to a larger pretax income in the first quarter of 2007.

Cash Flow
Cash provided by operating activities for the quarter ended March 31, 2007, was $35.9 million. For the same period in 2006, cash provided by operating activities was $41.0 million.

Net income, increased deferred revenue at the Company’s Ohio health plan, and the timing of payments for accrued liabilities were the primary sources of cash provided by operating activities. Medical claims liabilities of the Indiana health plan, which had no membership effective January 1, 2007, declined by $15.9 million between December 31, 2006 and March 31, 2007. Absent the Indiana claims run-out, medical claims liabilities increased by $6.1 million during the quarter.

During the first quarter of 2007, the Company repaid $15.0 million owed under its $180 million credit facility. At March 31, 2007, the Company owed $30.0 million under the facility.

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MOH Announces First Quarter Results

May 1, 2007

On a consolidated basis, at March 31, 2007, the Company had cash and investments of approximately $503.1 million. The parent company had cash and investments of approximately $21.0 million.

Membership
The following table details the Company’s ending membership by health plan at March 31, 2007, December 31, 2006, and March 31, 2006:

	March 31,		Dec. 31,	March 31,
	2007		2006	2006
California	294,000		300,000	312,000
Michigan	221,000		228,000	143,000
New Mexico	65,000		65,000	59,000
Ohio	127,000		76,000	27,000
Texas	31,000		19,000	N/A	(2)
Utah	49,000		52,000	61,000
Washington	287,000		281,000	288,000
Subtotal	1,074,000		1,021,000	890,000
Indiana	N/A	(1)	56,000	28,000
Total	1,074,000		1,077,000	918,000

(1)	The Company’s Indiana health plan ceased serving members effective January 1, 2007.
(2)	The Company’s Texas health plan commenced operations in September 2006.

The following table details member months (defined as the aggregation of each month’s ending membership for the period) by health plan for the periods indicated:

	Quarter Ended
	March 31,		Dec. 31,	March 31,
	2007		2006	2006
California	886,000		909,000	947,000
Michigan	669,000		688,000	431,000
New Mexico	192,000		191,000	178,000
Ohio	340,000		213,000	48,000
Texas	66,000		31,000	N/A	(2)
Utah	151,000		162,000	181,000
Washington	856,000		838,000	868,000
Subtotal	3,160,000		3,032,000	2,653,000
Indiana	N/A	(1)	171,000	79,000
Total	3,160,000		3,203,000	2,732,000

(1)	The Company’s Indiana health plan ceased serving members effective January 1, 2007.
(2)	The Company’s Texas health plan commenced operations in September 2006.

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MOH Announces First Quarter Results

May 1, 2007

Conference Call
The Company’s management will host a conference call and webcast to discuss its first quarter results at 5:00 p.m. Eastern Time on Tuesday, May 1, 2007. The telephone number for this interactive conference call is 212-676-5392, and the live webcast of the call can be accessed on the Company’s website at www.molinahealthcare.com, or at www.earnings.com. A 30-day online replay will be available beginning approximately one hour following the conclusion of the call and webcast.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other government-sponsored programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Michigan, New Mexico, Ohio, Texas, Utah, and Washington. More information about Molina Healthcare, Inc. can be obtained at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” identified by words such as “will,” “expects”or”expectations,” “believes,” “anticipates,” “plans,” “projects,” “estimates,” “intends,” and similar words and expressions. In addition, any statements that explicitly or impliedly refer to earnings guidance, expectations, projections, or their underlying assumptions, or other characterizations of future events or circumstances, are forward-looking statements. All of our forward-looking statements are based on current expectations and assumptions that are subject to numerous known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Such factors include, without limitation, risks related to: the achievement of a decrease in the medical care ratio of our start-up health plans in Ohio and Texas; the achievement of projected savings from a decrease in the medical care ratio of our California health plan; an increase in enrollment in our Ohio and Texas health plans and in our dual eligible population consistent with our expectations; our ability to reduce administrative costs in the event enrollment or revenue is lower than expected; higher than expected costs associated with the addition of new members in Ohio or Texas or dual eligible members and risks related to our lack of experience with such members; our ability to accurately estimate incurred but not reported medical costs; the securing of premium rate increases consistent with our expectations; costs associated with the non-renewal and run-out of the Medicaid contract of our Indiana health plan; the successful renewal and continuation of the government contracts of our health plans; the availability of adequate financing to fund and/or capitalize our acquisitions and start-up activities; membership eligibility processes and methodologies; unexpected changes in member utilization patterns, healthcare practices, or healthcare technologies; high dollar claims related to catastrophic illness; changes in federal or state laws or regulations or in their interpretation; failure to maintain effective and efficient information systems and claims processing technology; the favorable resolution of pending litigation or arbitration; funding decreases in the Medicaid or Medicare programs; competition; epidemics such as the avian flu; and other risks and uncertainties as detailed in our reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements in this release represent our judgment as of May 1, 2007. We disclaim any obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

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MOH Announces First Quarter Results

May 1, 2007

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except for per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenue:
Premium revenue	$556,235	$449,294
Investment income	6,668	4,082
Total operating revenue	562,903	453,376

Expenses:
Medical care costs:
Medical services	110,891	74,858
Hospital and specialty services	308,142	262,870
Pharmacy	57,444	45,519
Total medical care costs	476,477	383,247
General and administrative expenses	63,388	51,213
Depreciation and amortization	6,443	4,762
Total expenses	546,308	439,222
Operating income	16,595	14,154

Other expense:
Interest expense	(1,125)	(414)
Total other expense	(1,125)	(414)

Income before income taxes	15,470	13,740
Income tax expense	5,878	5,150
Net income	$9,592	$8,590

Net income per share:
Basic	$0.34	$0.31
Diluted	$0.34	$0.31

Weighted average number of common shares and
potentially dilutive common shares outstanding	28,275,000	28,141,000

Operating Statistics:
Medical care ratio (1)	85.7%	85.3%
Salary, general and administrative expense ratio (2), excluding premium taxes	7.9%	8.5%
Premium taxes included in salary, general and administrative expenses	3.4%	2.8%
Total salary, general and administrative expense ratio	11.3%	11.3%

(1)	Medical care ratio represents medical care costs as a percentage of premium revenue.
(2)	General and administrative expense ratio represents such expenses as a percentage of total operating revenue

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MOH Announces First Quarter Results

May 1, 2007

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	March 31,	Dec. 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$419,967	$403,650
Investments	83,090	81,481
Receivables	107,993	110,835
Income tax receivable	3,400	7,960
Deferred income taxes	720	313
Prepaid expenses and other current assets	11,512	9,263
Total current assets	626,682	613,502
Property and equipment, net	42,465	41,903
Goodwill and intangible assets, net	139,877	143,139
Restricted investments	23,354	20,154
Receivable for ceded life and annuity contracts	32,138	32,923
Other assets	12,521	12,854
Total assets	$877,037	$864,475

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims and benefits payable	$280,188	$290,048
Deferred revenue	35,339	18,120
Accounts payable and accrued liabilities	55,538	46,725
Total current liabilities	371,065	354,893
Long-term debt	30,000	45,000
Deferred income taxes	3,303	6,700
Liability for ceded life and annuity contracts	32,138	32,923
Other long-term liabilities	8,416	4,793
Total liabilities	444,922	444,309

Stockholders’ equity:
Common stock, $0.001 par value; 80,000,000 shares authorized;
issued and outstanding: 28,198,876 shares at March 31, 2007,
and 28,119,026 shares at December 31, 2006	28	28
Preferred stock, $0.001 par value; 20,000,000 shares authorized,
no shares issued and outstanding	—	—
Additional paid-in capital	176,675	173,990
Accumulated other comprehensive loss	(219)	(337)
Retained earnings	276,021	266,875
Treasury stock (1,201,174 shares, at cost)	(20,390)	(20,390)
Total stockholders’ equity	432,115	420,166
Total liabilities and stockholders’ equity	$877,037	$864,475

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MOH Announces First Quarter Results

May 1, 2007

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Operating activities:
Net income	$9,592	$8,590
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,443	4,762
Amortization of capitalized credit facility fees	251	211
Deferred income taxes	(2,999)	(1,835)
Stock-based compensation	1,867	1,227
Changes in operating assets and liabilities:
Receivables	2,842	(3,352)
Prepaid expenses and other current assets	(2,249)	706
Medical claims and benefits payable	(9,860)	18,225
Deferred revenue	17,219	5,445
Accounts payable and accrued liabilities	8,452	391
Income taxes	4,346	6,602
Net cash provided by operating activities	35,904	40,972

Investing activities:
Purchases of property and equipment	(3,645)	(3,663)
Purchases of investments	(12,825)	(34,015)
Sales and maturities of investments	11,402	35,739
(Increase) decrease in restricted cash	(3,200)	37
Increase (decrease) in other long-term liabilities	3,177	(66)
Increase in other assets	(314)	(997)
Net cash used in investing activities	(5,405)	(2,965)

Financing activities:
Repayment of amounts borrowed under credit facility	(15,000)	—
Tax benefit from exercise of employee stock options
recorded as additional paid-in capital	428	467
Proceeds from exercise of stock options and employee stock purchases	390	670
Net cash (used in) provided by financing activities	(14,182)	1,137
Net increase in cash and cash equivalents	16,317	39,144
Cash and cash equivalents at beginning of period	403,650	249,203
Cash and cash equivalents at end of period	$419,967	$288,347

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MOH Announces First Quarter Results

May 1, 2007

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands)
(Unaudited)

The following table shows the components of the change in medical claims and benefits payable for the three months ended March 31, 2007 and 2006:

	Three Months Ended
	March 31,
	2007	2006
Balances at beginning of period	$290,048	$217,354
Components of medical care costs related to:
Current year	511,279	407,847
Prior years	(34,802)	(24,600)
Total medical care costs	476,477	383,247
Payments for medical care costs related to:
Current year	293,106	218,890
Prior years	193,231	146,132
Total paid	486,337	365,022
Balances at end of period	$280,188	$235,579

Days in claims payable	54	57

Number of members at end of period	1,074,000	918,000
Number of claims in inventory at end of period	271,000	288,000
Billed charges of claims in inventory at end of period	$263,000	$276,000
Claims in inventory per member at end of period	0.25	0.31

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims. The Company’s reserving methodology is consistently applied across all periods presented. Accordingly, any benefit recognized in medical care costs resulting from favorable development of an estimated liability at the start of the period (captured as a component of “medical care costs related to prior years”) may be offset by the addition of an allowance for adverse claims development when estimating the liability at the end of the period (captured as a component of “medical care costs related to current year”).

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